UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM
8-K

CURRENT REPORT
Pursuant to section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): February 25, 2025

First Eagle Private Credit Fund
(Exact name of registrant as specified in its charter)

Delaware	814-01642	87-6975595
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

1345 Avenue of the Americas
New York, NY	10105
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (212)
698-3300
None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form
8-K
filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule
12b-2
of the Securities Exchange Act of 1934
(§240.12b-2
of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01	Regulation FD Disclosure
January 2025 Distributions
On January 31, 2025
,
First Eagle Private Credit Fund (the “
Fund
”) declared regular distributions for its common shares of beneficial interest (the “
Common Shares
”) in the amount of $0.205 per share. The distribution for the Common Shares is payable to shareholders of record as of the open of business on January 31, 2025 and will be paid on or about February 27, 2025.
These distributions will be paid in cash or reinvested in shares of the Fund’s Common Shares for shareholders participating in the Fund’s distribution reinvestment plan.

Item 8.01	Other Events
January 31, 2025 Net Asset Value per Share
As of the close of business on January 31, 2025, there were approximately 12,444,638 Common Shares issued and outstanding. The net asset value of the Shares is $24.27 per Share, as of January 31, 2025.
Fund Snapshot as of January 31, 2025

Annualized Distribution Rate 1	10.14%
Fund Leverage Ratio 2	1.13x
Total Net Returns as of January 31, 2025
3

	1-Month	YTD
Common Shares	1.09%	1.09%

1
Annualized Distribution Rate reflects January distribution annualized and divided by last reported NAV from January. Distributions are not guaranteed. Past performance does not predict future returns. Distributions have been and may in the future be funded through sources other than cash flow. We cannot guarantee that we will make distributions, and if we do we may fund such distributions from sources other than cash flow from operations, including the sale of assets, borrowings, return of capital, or offering proceeds, and although we generally expect to fund distributions from cash flow from operations, we have not established limits on the amounts we may pay from such sources. A return of capital (1) is a return of the original amount invested, (2) does not constitute earnings or profits and (3) will have the effect of reducing the basis such that when a shareholder sells its shares the sale may be subject to taxes even if the shares are sold for less than the original purchase price. Distributions may also be funded in significant part, directly or indirectly, from temporary waivers or expense reimbursements borne by the investment adviser or its affiliates, that may be subject to reimbursement to the investment adviser or its affiliates. The repayment of any amounts owed to our affiliates will reduce future distributions to which you would otherwise be entitled.

2	Fund Leverage Ratio represents the Fund’s debt-to-equity leverage ratio.
3
Total Net Return is calculated as the change in NAV per share during the period, plus distributions per share (assuming dividends and distributions are reinvested) divided by the beginning NAV per share. All returns shown are derived from unaudited financial information and are net of all Fund expenses, including general and administrative expenses, transaction related expenses, management fees, and incentive fees, but exclude the impact of early repurchase deductions on the repurchase of shares that have been outstanding for less than one year. Past performance does not predict future returns. The returns have been prepared using unaudited data and valuations of the underlying investments in the Fund’s portfolio, which are estimates of fair value and form the basis for the Fund’s NAV. Valuations based upon unaudited reports from the underlying investments may be subject to later adjustments, may not correspond to realized value and may not accurately reflect the price at which assets could be liquidated.

Investment Portfolio
As of January 31, 2025, the Fund had investments in 155 portfolio companies with total fair value of approximately $632 million. As of January 31, 2025, the ten largest issuers in which the Fund was invested, represented as a percentage of fair value, were as follows:

As of January 31, 2025
Issuer
841 Prudential MOB LLC	2.1%
Project Cloud Holdings, LLC	1.8%
Unified Patents, LLC	1.8%
AMCP Clean Acquisition Co LLC	1.7%
In Vitro Sciences, LLC	1.7%
Harbour Benefit Holdings, Inc.	1.6%
Syner-G Intermediate Holdings, LLC	1.6%
Catawba Nation Gaming Authority	1.6%
Monarch Behavioral Therapy, LLC	1.6%
Sagebrush Buyer, LLC	1.6%
The information in Item 8.01 of this Current Report on Form 8-K is being furnished and shall not be deemed “filed” for any purpose of Section 18 of the Exchange Act, or otherwise subject to the liabilities of such section.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits.

Exhibit No.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Current Report on Form
8-K
to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST EAGLE PRIVATE CREDIT FUND

Date: February 25, 2025	By:	/s/ Jennifer Wilson
	Name:	Jennifer Wilson
	Title:	Chief Financial Officer and Treasurer